FORM 5                                  UNITED STATES SECURITIES AND EXCHANGE COMMISSION                   OMB APPROVAL
[ ] Check this box if no                             Washington, D.C. 20549
longer subject to Section              ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP                OMB Number:   3235-0362
16. Form 4 or Form 5            Filed pursuant to Section 16(a) of the Securities Exchange Act of     Expires: September 30, 1998
obligations may continue.       1934, Section 17(a) of the Public Utility Holding Company Act of      Estimated average burden
See Instruction 1(b).              1935 or Section 30(f) of the Investment Company Act of 1940        hours per response......1.0

[ ] Form 3 Holdings Reported
[X] Form 4 Transaction Reported




1. Name and Address of              2. Issuer Name and Ticker or Trading Symbol         6. Relationship of Reporting Person(s) to
   Reporting Person*                   Alfacell Corporation (ACEL)                         Issuer (Check all applicable)
Mikulski, Stanislaw M.                                                                      X  Director             10% Owner
(Last)   (First)   (Middle)                                                                ---                  ---
                                                                                            X  Officer (give        Other (specify
                                                                                           ---          title   ---        below)
c/o Alfacell Corporation                                                                                below)
    225 Belleville Avenue               3. IRS or Social          4. Statement for              Executive Vice President and
      (Street)                            Security Number of        Month/Year                 Vice President, Medical Affairs
                                          Reporting Person          July 31, 1997
                                          (Voluntary)

                                                              5. If Amendment,          7. Individual or Joint/Group Reporting
                                                                 Date of Original          (Check Applicable Line)
                                                                 (Month/Year)               X  Form Filed by One Reporting Person
                                                                                           ---
Bloomfield,        NJ        07003
(City)           (State)     (Zip)                                                             Form Filed by More than One
                                                                                           --- Reporting Person

 Table I--Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned


1. Title of Security  2. Transaction     3. Transaction  4. Securities Acquired (A)  5. Amount of   6. Ownership    7. Nature
   (Instr. 3)            Date (Month/       Code            or Disposed of (D)          Securities     Form: Direct    of Indirect
                         Day/Year)          (Instr. 8)      (Instr. 3, 4 and 5)         Beneficially   (D) or          Beneficial
                                                                                        Owned at end   Indirect (I)    Ownership
                                                            Amount   (A) or Price       of Issuer's       (Instr. 4)      (Instr.4)
                                                                     (D)                Fiscal Year
                                                                                        (Instr. 3
                                                                                        and 4)
_________________________________________________________________________________________________________________________________
Common Stock  (1)       12/05/96           S4                 5,000   D    $8.000     361,250         D



* If the form is filed by more than one reporting person, see instruction 4(b)(v).
                                                                     (Over)
                                                            SEC 2270 (7-96)

 Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
          (e.g., puts, calls, warrants, options, convertible securities)

_______________________________________________________________________________________________________________________________
1. Title of Derivative Security     2. Conversion   3. Transaction    4. Transaction  5. Number of Derivative   6. Date
    (Instr. 3)                          of Exercise    Date              Code            Securities Acquired       Exercisable
                                        Price of        (Month/           (Instr. 8)      (A) or Disposed of       and
                                        Derivative      Day/                              (D) (Instr. 3, 4 and     Expiration
                                        Security        Year)                              5)                      Date
                                                                                                                   (Month/
                                                                                                                   Day/
                                                                                                                   Year)
                                                                                                                Date     Expira-
                                                                                                                Exer-    tion
                                                                                          (A)           (D)     cisable  Date

_______________________________________________________________________________________________________________________________
1. Title of Derivative Security     7. Title and    8. Price of       9. Number of            10. Ownership     11. Nature
    (Instr. 3)                          Amount of      Derivative        Derivative               of                of Indirect
                                        Underlying     Security          Securities               Derivative        Beneficial
                                        Securities     (Instr. 5)        Beneficially             Security:         Ownership
                                        (Instr. 3                        Owned at                 Direct (D)        (Instr. 4)
                                        and 4)                           End of                   or
                                                                         Year                     Indirect (I)
                                    Title  Amount or                     (Instr. 4)               (Instr. 4)
                                           Number of
                                            Shares
_______________________________________________________________________________________________________________________________


_______________________________________________________________________________
Explanation of Responses:


(1)The reporting person previously reported the sale of 5,000 shares at a price of $4.62 on a Form 4 for the Month of August, 1996. This Form 5 is being filed to indicate the correct date of sale and price of such sale.



 **Intentional misstatements or omissions of facts constitute Federal Criminal
   Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space is insufficient, see Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.


                          /s/ Kevin T. Collins                9/15/97
                        _______________________________    ______________
                             Kevin T. Collins, as               Date
                             Attorney-in-Fact
                           **Signature of Reporting Person


                                                             Page 2

                                                    SEC 2270 (7-96)